Filed Pursuant to Rule 433

Registration Statement No. 333-231352

Dated June 6, 2019

Computershare Trust Company, N.A. P.O. Box 505004 Louisville, KY 40233-5004 Call Toll-Free: 866-741-9588 Non U.S. Shareholders: 781-575-2137
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

ELECTIONS MUST BE INDICATED (X) IN BLACK OR BLUE INK	TOTAL SHARES:	<<tot_shares>>

COTY INC.

QUARTERLY DIVIDEND PAYABLE June 28, 2019

Election Regarding Coty Inc. Stock Dividend Reinvestment Program

This election form may only be used by shareholders whose shares are registered directly with Computershare (“registered holder”) and not held through a bank, broker or intermediary.

If you wish to receive your full dividend in cash, you do not need to complete and return this form, unless you have previously made a Continuing Election to reinvest 50% of your dividend into shares of stock. If you have previously made a Continuing Election and do not wish to change, you do not need to complete and return this form.

BEFORE COMPLETING THIS FORM, PLEASE READ ALL OF THE ACCOMPANYING MATERIALS WITH CARE.

To be effective, Computershare must receive this election form no later than 5:00 p.m., Eastern Time, on June 20, 2019. If you either fail to timely return a properly completed election form in the manner specified below or you return an election form with no boxes checked or multiple boxes checked, you will be treated as having made a 100% Cash Election. If you have previously made a “Continuing Election” and do not return a properly completed election form or return an election form with no boxes checked or multiple boxes checked, your “Continuing Election” will remain in effect.

If you are a registered holder and you have any questions about completing or submitting this election form, or you need a new election form, please call Georgeson, the Information Agent, at 866-741-9588 or 781-575-2137 for non U.S. Shareholders. If you hold your shares through a bank, broker or intermediary, please contact your bank, broker or intermediary with any questions about the process for making an election.

IF YOU ARE A REGISTERED HOLDER AND WISH TO MAKE YOUR ELECTION THROUGH THE INTERNET, PLEASE ACCESS WWW.COTYDIVIDENDELECTION.COM AND FOLLOW THE INSTRUCTIONS ON THE SITE. TO ENTER THE SITE YOU WILL BE REQUIRED TO PROVIDE YOUR ACCOUNT CODE AND CONTROL NUMBER THAT ARE PRINTED IN THE GRAY BAR ABOVE ON THIS ELECTION FORM. IF YOU CHOOSE TO RETURN THE ELECTION FORM BY MAIL, PLEASE COMPLETE AND RETURN IN THE ENCLOSED COURTESY REPLY ENVELOPE SO THAT IT IS RECEIVED PRIOR TO THE DEADLINE NOTED ABOVE.

▲ FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED COURTESY REPLY ENVELOPE ▲

COTY INC.

100% CASH ELECTION	CURRENT QUARTER ELECTION	REGISTERED HOLDERS ONLY CONTINUING ELECTION

I ELECT TO RECEIVE ALL CASH FOR THE DIVIDEND PAYMENT ON JUNE 28, 2019. I REVOKE ANY PRIOR CONTINUING ELECTION TO RECEIVE CURRENT AND FUTURE DIVIDENDS IN CLASS A COMMON STOCK.	I ELECT TO REINVEST 50% OF MY DIVIDENDS IN CLASS A COMMON STOCK FOR ONLY THE DIVIDEND PAYMENT ON JUNE 28, 2019. I REVOKE ANY PRIOR CONTINUING ELECTION TO RECEIVE FUTURE DIVIDENDS IN CLASS A COMMON STOCK.	I ELECT TO REINVEST 50% OF MY CURRENT AND FUTURE DIVIDENDS IN CLASS A COMMON STOCK UNTIL I DIRECT YOU TO REVOKE THIS CONTINUING ELECTION BY INSTEAD ELECTING A 100% CASH ELECTION OR A CURRENT QUARTER ELECTION

Shareholder(s) sign here	Date
IMPORTANT: Please sign this election form exactly as your name(s) appear(s) herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

032TMI

DIVIDEND ELECTION FORM

COTY INC.

On May 8, 2019, the board of directors of Coty Inc. (“COTY”) declared a quarterly dividend on COTY’s shares of Class A Common Stock at $0.125 per share payable on June 28, 2019. COTY’s Stock Dividend Reinvestment Program offers shareholders the option to reinvest 50% of their dividend in additional shares of COTY’s Class A Common Stock. By making an election, shareholders will be able to (1) make a 100% Cash Election – to receive their entire dividend in cash, (2) make a Current Quarter Election — to receive 50% of the current dividend in cash and reinvest 50% of their current dividend in newly issued shares of COTY’s Class A Common Stock, or, in the case of registered holders only, (3) make a Continuing Election — to receive 50% of their current and future dividends in cash and reinvest 50% of their current and future dividends in newly issued shares of COTY’s Class A Common Stock, until a different election is made. Selecting either the 100% Cash Election or the Current Quarter Election will automatically revoke any previously made Continuing Election. Shareholders who do not elect to participate in the Stock Dividend Reinvestment Program will receive their dividend entirely in cash. The number of shares of Class A Common Stock that you will receive if you reinvest will be determined by dividing 50% of your dividend by $12.6747, which is the volume-weighted average share price of our Class A Common Stock on the New York Stock Exchange over a period of five trading days ending immediately prior to the dividend record date of June 6, 2019. No fractional shares will be issued and the cash component of the dividend will be increased by the amount of any fractional shares. The dividend will be considered a taxable dividend.

To be effective, Computershare must receive your election by no later than 5:00 p.m., Eastern Time, on June 20, 2019 (“Election Deadline”). Registered holders may change their election by delivering a new, properly completed election form bearing a later date than your previously submitted election form to the election agent by the Election Deadline. This election form should be completed only by holders of record as of June 6, 2019. If your shares are held in the name of a bank, broker or intermediary, please promptly inform such bank, broker or intermediary of the election (or any revocation of an election) they should make on your behalf, in accordance with the instructions given by that bank, broker or intermediary.

Please check only one of the three boxes to indicate your election, as described above and in the accompanying materials. If you fail to timely return a properly completed election form in the manner specified above or you return an election form with no boxes checked or multiple boxes checked, you will be treated as having made a 100% Cash Election. If you have previously made a “Continuing Election” and do not return a properly completed election form or return an election form with no boxes checked or multiple boxes checked, your “Continuing Election” will remain in effect. All shares of COTY Class A Common Stock issued under the Stock Dividend Reinvestment Program will be issued in book-entry form.

For shareholders subject to withholding tax who elect to reinvest 50% of their dividends in Class A Common Stock, we will deduct 50% of the total amount of the withholding taxes owed for the entire June 28, 2019 dividend from the cash portion of your dividend and the remaining 50% of the withholding taxes from the portion of your dividend that would otherwise be reinvested in our Class A Common Stock as described above.

The Company may change the manner in which withholding taxes are deducted for future dividends, and you will be notified of any such change either in the Quarterly Dividend Election Form or by your bank, broker or nominee for the applicable election period.

COTY has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents COTY has filed with the SEC for more complete information about COTY and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, COTY will arrange to send you the prospectus if you request it by calling Georgeson, the Information Agent, toll-free at 1-866-741-9588 or collect at 781-575-2137 for non-U.S. shareholders.

COTY INC.

PLEASE COMPLETE YOUR QUARTERLY DIVIDEND ELECTION

CHOICE VIA THE WEB OR, IF BY MAIL, SUCH ELECTION FORM

MUST BE RECEIVED NO LATER THAN 5:00 P.M.,

EASTERN TIME, ON JUNE 20, 2019 (ELECTION DEADLINE)